Exhibit 10.44

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the employment agreement dated effective as of June 1, 2009 (the “Agreement”), between FOSTER WHEELER ASIA PACIFIC PTE. LTD., a Singapore company (the “Company”), and ROBERTO PENNO (the “Executive”) is made and entered into this January 1st, 2011.

WHEREAS, The Executive and the Company heretofore entered into the Agreement and now desire to amend the Agreement as set forth below.

ACCORDINGLY, the Company and the Executive hereby agree to amend the Agreement as follows, all effective as of January 1, 2011 (the “Amendment Effective Date”):

1. Section 1.1 of the Agreement is hereby revised to read in its entirety as follows:

Employment, Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company; provided, however, that the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder. As the Company may require, the services the Executive provides to the Company may include serving as an officer or director of the Company and/or one or more of its affiliates.

2. Section 1.4 of the Agreement is hereby revised to read in its entirety as follows:

Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Singapore, subject to travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company. Given the nature of the Executive’s duties, the parties expect that he will spend a considerable amount of time traveling on behalf of the Company. The Executive shall keep Executive’s primary residence within reasonable daily commute of the Singapore area throughout the Term.

3. Section 1.5 of the Agreement is hereby revised so that the phrase “forty (40)” is replaced with “forty three and 75/100 (43.75)”.

4. Section 3.1 of the Agreement is hereby revised so that “One Hundred Ninety Thousand Euros (€190,000)” is replaced with “Four Hundred Fifty Thousand Singapore Dollars (SGD $450,000)”.

5. Section 3.2 of the Agreement is hereby revised by replacing its first paragraph with the following:

Cash Incentive. The Executive shall be eligible to participate, as determined by the Company, in the Company’s annual cash incentive bonus program as in effect from time to time for executives at the Executive’s level (the “Bonus Program”). The

Executive shall be eligible for an annual cash incentive bonus at a target opportunity of sixty percent (60%) of Base Salary (up to a maximum opportunity of one hundred twenty percent (120%) of Base Salary) based upon the achievement of certain business unit objectives established in advance by the Company (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of the Company’s then-current Bonus Program and the Executive shall have no absolute right to an Annual Bonus in any year.

6. Section 3.3 of the Agreement is hereby revised to read in its entirety as follows:

Equity Awards. The Executive shall be eligible for annual equity awards, as determined by the Company, under the Company’s equity award plan covering executives at the Executive’s level, as in effect from time to time.

In addition, Executive will receive on a date designated by the Compensation Committee (the “Committee”) of the Board of Directors of Foster Wheeler AG (the “Parent”) or its designee during the first open trading window subsequent to the Amendment Effective Date (which designated date shall be referred to in this Agreement as the “Grant Date”), the following:

(i) Restricted Stock Unit Grant. A grant of a number of restricted stock units which will be payable in shares of common stock (“Common Stock”) of Parent with an economic value as of the Grant Date equal to approximately USD $25,000 (the “Restricted Stock Units”). The Restricted Stock Units will be granted under Parent’s Omnibus Incentive Plan. The Restricted Stock Units will be issued on the Grant Date. For purposes of this 3.3, the determination of the number of Restricted Stock Units to be granted to Executive shall be consistent with the Award Methodology used for valuing restricted stock units granted to employees which has been approved and adopted by the Committee. The agreement granting the Restricted Stock Units will be in substantially the form of agreement approved by the Committee.

(ii) Stock Option Grant. A grant of stock options to purchase shares of Common Stock with an economic value as of the Grant Date equal to approximately USD $25,000 (the “Options”). The Options will be granted under Parent’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan:

(A) the Options will be Nonqualified Stock Options;

(B) the exercise price will be equal to the Fair Market Value of a share of Common Stock as defined under the terms of Parent’s Omnibus Incentive Plan on the Grant Date; and

(C) the Expiration Date will be the seventh anniversary of a date selected by the Committee or its designee within the open trading window that includes the Grant Date.

The Options will be issued on the Grant Date. For purposes of this 3.3, the determination of the number of Options to be granted to Executive shall be consistent with the Award Methodology used for valuing Options granted to employees which has been approved and adopted by the Committee. The agreement granting the Options will be in substantially the form of agreement approved by the Committee.

(iii) Vesting and Settlement. The Restricted Stock Units and the Options will vest ratably on the first, second, and third anniversaries of a date selected by the Committee or its designee within the open trading window that includes the Grant Date, provided that the Executive is still employed on such dates, subject to the provisions of Section 4 of this Agreement. Restricted Stock Units that vest shall be settled by issuance of shares as provided in the grant agreements described in this Section 3.3.

For the avoidance of doubt, the above-described Restricted Stock Units and Options may, if convenient for the Company, be made as part of a single award that also includes the Executive’s annual equity award.

7. Section 3.5 of the Agreement is hereby revised so that the phrase “Assignment Letter” is replaced with the phrase “Additional Terms (as defined below)” and so that the following sentence is added to the end of Section 3.5: “For the avoidance of doubt, reported income per the Singapore Income Tax Rules includes, but is not limited to, cash remuneration, salary, bonus, and benefits in kind derived from employment, including, but not limited to, housing, automobile, and children’s school fees.”

8. Section 3.6 is hereby revised to read in its entirety as follows:

Additional Terms. The terms and conditions set forth at Exhibit A to this Amendment (the “Additional Terms”) shall also apply during the Term or as otherwise set forth in the Additional Terms. Notwithstanding anything else in the Agreement (including this Amendment) the Additional Terms shall prevail over Section 3.4 of the Agreement if they conflict with Section 3.4 of the Agreement.

9. A new Section 3.7 is hereby added to the Agreement as follows:

Retirement Plan Contribution. During the Term, the Executive may identify a private retirement plan into which the Company shall contribute five percent (5%) of the Executive’s Base Salary (the “Contribution”). The Company shall use commercially reasonable efforts to follow any reasonable direction from the Executive regarding the making of the Contribution in such a way as to be tax-efficient for the Executive. For the avoidance of doubt, the Company’s above-described obligation to make the Contribution is in addition to, and not instead of, its obligation to pay the Executive’s Base Salary and any obligation of the Company to make contributions to the Central Provident Fund.

10. Agreement Section 4.1.2 is hereby revised to read in its entirety as follows:

For Good Reason By the Executive: The Executive may immediately resign the Executive’s position for Good Reason and, in such event, the Term shall terminate. As used herein, “Good Reason” means a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following: (i) reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive’s level; (ii) exclusion from executive benefit/compensation plans that results in a material diminution of the Executive’s total compensation or bonus opportunities; (iii) a material change in the geographic location at which the Executive must perform the Executive’s services, which material change shall be presumed to have occurred if the Executive’s commute from his residence in Singapore is increased by more than fifty (50) miles, or (iv) material breach of the Agreement by the Company. For each event described above in this Section 4.1.2, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. During such notice periods, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

11. Exhibit A and Exhibit B to the Agreement are hereby revised by replacing them in their entirety with respectively Exhibit A and Exhibit B to this Amendment.

12. Other than as set forth above, the Agreement shall continue in full force and effect.

13. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written but effective as of the Amendment Effective Date.

FOSTER WHEELER ASIA PACIFIC PTE. LTD.

By:	/s/ Wong Lee
Name:	Wong Lee
Title:	Director HR

/s/ Roberto Penno
ROBERTO PENNO

EXHIBIT A

Additional Terms

1.	ACCOMMODATION AND UTILITIES

From January 1, 2011 through December 31, 2014, you will be provided with a housing allowance of S$19,000 per month (Singapore Dollars Only). Any exceeding cost (including, without limit, any exceeding cost for utilities and/or maintenance fees) will be borne by the Executive.

2.	LOCAL TRANSPORT

A sole use leased car will be provided by the Company per Company’s procedure. Petrol and running costs on business trips will be reimbursed at cost.

3.	HOME LEAVE

The Executive shall be entitled to two (2) business class tickets for the Executive’s authorized family members from Italy to visit the Executive in Singapore each year of employment.

AUTHORISED FAMILY

Name	Relationship	DOB
Gisella Traverso	Spouse	1963
Alessandro Penno	Son	1994
Beatrice Penno	Daughter	1996

4.	COMPASSIONATE LEAVE

In the event of death of “immediate family members” in Italy, the Executive is entitled to a round–trip return ticket (business class). “Immediate family members” refer to the Executive’s spouse, child, parent and parent-in-law. In this event the Executive will be entitled to 3 days compassionate leave paid by the Company.

5.	SCHOOLING – DEPENDANT CHILDREN

From January 1, 2011 through December 31, 2013, day school fees (tuition and registration) and bus costs are paid by the Company for 2 school age children in Milan, Italy. Reimbursement via expense report with documented receipts/bills. For the avoidance of doubt, books and uniforms are payable by the Executive.

6.	SHIPPING COSTS AND PERSONAL POSSESSIONS

In the event that the Executive demobilized as directed by the Company, the Company shall provide the demobilization tickets (business class) to the Executive and the Executive’s authorized family members back to the Executive’s country of origin (Italy). In addition, the Executive shall be reimbursed the expense of shipment of personal effects back to your country of origin (Italy) up to a limit of 40ft trailer. Notwithstanding the foregoing, the benefits in this Section 6 shall not be provided if the Executive retires, resigns from the Company without Good Reason, is terminated for Cause, or violates Section 5 (Protection of Confidential Information, Non-Competition, Non-Solicitation) of this Agreement.

7.	TAX GROSS-UP.

To the extent that the provision of benefits described at Sections 1 (ACCOMMODATION AND UTILITIES), 3 (HOME LEAVE), or 5 (SCHOOLING – DEPENDANT CHILDREN) of these Additional Terms results in taxable income to the Executive, the Company shall pay the Executive an amount sufficient to satisfy the Executive’s income tax obligation regarding same. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises. For the avoidance of doubt, the Executive shall be responsible for paying his own taxes if any other of these Additional Terms (including, without limit, Local Transport) results in taxable income to the Executive.

2

EXHIBIT B

1.	CENTRAL PROVIDENT FUND

Contribution to the Central Provident Fund (CPF) from both the Company and the Executive will apply at the rate applicable to Singapore Citizen and Singapore Permanent Resident as amended from time to time.

2.	VACATION LEAVE

The Executive shall be entitled to annual leave of twenty-five (25) working days within a calendar year. The annual leave entitlement will be pro-rated according to the completed month of service if the Executive’s employment with the Company is less than a calendar year.

Annual leave shall be taken in accordance with the Company business requirements and with the expressed approval of the CEO of the Global Engineering and Construction Business Group.

3.	MEDICAL & DENTAL EXPENSES

Allowable medical costs incurred for the Executive and his authorised family through Aetna Global Benefits (Asia Pacific) Limited or such other medical plan as may be authorized in writing by Foster Wheeler AG’s Executive Vice President—Human Resources.

Days of absence due to illness will be paid leave. The Executive is entitled to a maximum of fourteen (14) days of sick leave per year and 60 days per year hospitalization leave, including the 14 days’ outpatient sick leave, if hospitalization is required. Medical certificate is to be presented for verification.

Days of sick leave and hospitalization leave besides the maximum limits above indicated will not be paid.

4.	INSURANCES

The Executive will be provided with corporate insurance, i.e., Personal Accident insurance, as subscribed by the Company

5.	PUBLIC HOLIDAYS

The Executive shall be entitled to paid local Public Holidays as gazetted.